Exhibit 99.1

April 22, 2003

CHESAPEAKE REPORTS FIRST QUARTER 2003 RESULTS

RICHMOND, Va. - Chesapeake Corporation (NYSE:CSK) today announced first quarter net income of $2.7 million, or $0.18 per share, compared to a net loss of $0.3 million, or $0.02 per share, for the first quarter of 2002. First quarter results for 2003 included a 33 percent increase in earnings before interest and taxes (EBIT) and a 19 percent increase in net sales compared to the first quarter of 2002.

"We are pleased with the results of our businesses in the first quarter of 2003," said Thomas H. Johnson, Chesapeake's chairman, president & chief executive officer. "Overall global economic conditions continue to create an uncertain and competitive business environment. Nevertheless, we are seeing the benefits of our investments in market sectors that have value-added specialty packaging opportunities as well as resiliency in demand during these difficult times.

"We are cautiously optimistic as we look ahead at the remainder of 2003," Johnson added. "We are beginning to see the benefits from our consolidation and plant rationalization efforts in 2002. We have also begun construction of two new plant sites in Germany, as announced in 2002, which will expand our presence in continental Europe to further strengthen our position as the leading supplier of specialty paperboard packaging in Europe."

Overview of first quarter results:

  First quarter net sales in 2003 were $217.5 million, an increase of $35.4 million over first quarter net sales in 2002. Approximately 86 percent of the increase, or $30.3 million, was due to changes in currency translation rates. The remaining increase in net sales was primarily due to increased sales volumes in the pharmaceutical and luxury paperboard packaging market sectors and increased land sales. Some of the company's market sectors, such as pharmaceutical, premium branded and tobacco, have been more resilient during uncertain economic conditions and have had steadier demand characteristics. In addition, sales in the French luxury goods markets increased in the first quarter of 2003 compared to the first quarter of 2002, and the company has recently secured several new customer orders in this market.
  EBIT for the paperboard packaging segment was $12.4 million for the first quarter of 2003 compared to $11.5 million for the first quarter of 2002. The first quarter of 2003 included a currency translation benefit of $1.5 million and a gain of approximately $0.6 million for the sale of the Congleton, England plant site, which was closed in 2002. These increases were partially offset by severance and facility rationalization costs incurred primarily in the food and household and premium branded market sectors that totaled approximately $1.7 million. Additionally, this segment is beginning to see the benefits from the 2002 Scottish factory consolidation in the premium branded market sector. Nearly all sectors within the paperboard packaging segment benefited from improved plant utilization and efficiencies in the first quarter of 2003 compared to the first quarter of 2002.
  EBIT for the plastic packaging segment was $3.0 million for the first quarter of 2003, compared to $2.3 million for the first quarter of 2002. Excluding the effect of currency translation, EBIT for the first quarter of 2003 was approximately $2.3 million. In this segment, additional revenues resulting from a higher margin mix of business were offset by higher operating costs, including increased resin prices resulting from higher oil prices.
  Land development EBIT of $3.6 million for the first quarter of 2003 was up approximately $2.5 million over the first quarter of 2002 due to differences in the timing of land sales. The company expects that the liquidation of its land holdings will be substantially complete in the next 9 to 15 months.
  Corporate expenses increased to $3.7 million for the first quarter of 2003, compared to $3.4 million for the first quarter of 2002, primarily as a result of increased pension and insurance costs that were partially offset by reduced legal costs.
  Interest expense of $11.8 million for the first quarter of 2003 decreased slightly compared to the first quarter of 2002 despite the negative impact of local currency denominated debt on the company's balance sheet, which serves as a partial natural hedge against currency fluctuations. Total debt, net of cash, for the first quarter of 2003 decreased $7.3 million over the year-end 2002 level to $468.4 million, but would have decreased by approximately $2.2 million without the impact of currency translation.
  Construction continued on the two new plant sites in Germany. Approximately $7.2 million out of the company's total capital spending of $15.6 million in the first quarter of 2003 was related to these sites.
  The company generated approximately $6 million in free cash flow during the first quarter of 2003, which was in line with expectations given the seasonality of the company's businesses. Management believes that free cash flow is an appropriate measure of evaluating the operating performance of the company because it reflects the resources available to strengthen the balance sheet and pay dividends to stockholders. Free cash flow as defined by the company consists of the following items:

As of March 30, 2003
(in millions)
Cash flows from operating activities	$20
Cash flows from investing activities	(14)
Free cash flow	$6

  The company continues to expect earnings per share for 2003 to be in the range of $1.15 to $1.45 per share and free cash flow for 2003 to be in the range of $35 million to $45 million.

Chesapeake will hold a conference call today at 11 a.m. Eastern Daylight Time to discuss its first quarter results. The conference call may be accessed via the Investor Relations section of Chesapeake Corporation's website at http://www.cskcorp.com.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 5,900 people worldwide.

This news release, including the comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.

Chesapeake Corporation
Financial Information (Unaudited)
(In millions, except per share data)

	First Quarter
INCOME STATEMENT	2003	2002
Net sales	$217.5	$182.1
Costs and expenses:
Cost of products sold	175.2	150.2
Selling, general, and administrative expenses	29.8	22.0
Other income, net	2.8	1.6
EBIT (Earnings before interest and taxes)	15.3	11.5
Interest expense, net	11.8	11.9
Income (loss) before taxes	3.5	(0.4)
Income tax expense (benefit)	0.8	(0.1)
Net income (loss)	$2.7	$(0.3)

Diluted earnings (loss) per share	$0.18	$(0.02)

Weighted average shares and equivalents outstanding - diluted	15.1	15.1

Other items:
Depreciation	$12.9	$11.4
Capital expenditures	15.6	10.1

BALANCE SHEET	Mar. 30,	Dec. 29,	Mar. 31,
	2003	2002	2002
Assets
Current assets:
Cash and short-term investments	$23.3	$15.7	$26.9
Accounts receivable, net	146.6	144.1	119.4
Inventories	104.2	102.4	92.6
Other current assets	17.8	25.5	15.2

Total current assets	291.9	287.7	254.1
Property, plant and equipment, net	374.5	376.4	325.4
Goodwill	573.1	583.8	520.4
Other assets	105.1	105.0	97.1

Total assets	$1,344.6	$1,352.9	$1,197.0

Liabilities and Stockholders' Equity
Current portion of long-term debt	$8.1	$5.4	$3.7
Taxes payable	9.0	10.3	11.6
Other current liabilities	187.8	189.0	174.7

Total current liabilities	204.9	204.7	190.0
Long-term debt	483.6	486.0	471.1
Other long-term liabilities	82.1	83.1	60.6
Pensions and postretirement benefits	74.2	76.6	31.3
Deferred income taxes	27.5	25.9	26.4
Stockholders' equity	472.3	476.6	417.6

Total liabilities and stockholders' equity	$1,344.6	$1,352.9	$1,197.0

	First	Second	Third	Fourth	Year-to-
BUSINESS SEGMENT HIGHLIGHTS:	Quarter	Quarter	Quarter	Quarter	Date

Net sales:
2003
Paperboard Packaging	$182.5				$182.5
Plastic Packaging	30.7				30.7
Land Development	4.3				4.3

	$217.5	$0.0	$0.0	$0.0	$217.5

2002
Paperboard Packaging	$155.0	$160.5	$177.4	$185.2	$678.1
Plastic Packaging	25.2	26.0	24.5	28.0	103.7
Land Development	1.9	2.5	8.9	27.1	40.4

	$182.1	$189.0	$210.8	$240.3	$822.2

EBIT (Earnings before interest and taxes):
2003
Paperboard Packaging	$12.4				$12.4
Plastic Packaging	3.0				3.0
Land Development	3.6				3.6
Corporate	(3.7)				(3.7)

	$15.3	$0.0	$0.0	$0.0	$15.3

2002
Paperboard Packaging	$11.5	$12.4	$19.6	$18.8	$62.3
Plastic Packaging	2.3	2.5	1.6	2.1	8.5
Land Development	1.1	1.8	4.9	7.9	15.7
Corporate	(3.4)	(2.9)	(2.7)	(3.1)	(12.1)
Restructuring Charges	0.0	(2.6)	0.0	0.0	(2.6)

	$11.5	$11.2	$23.4	$25.7	$71.8